Exhibit 10.4

PERFORMANCE-BASED RETENTION

RESTRICTED STOCK AWARD AGREEMENT

THIS PERFORMANCE-BASED RETENTION RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made effective as of _____________________, 2008, by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Corporation”), and ______________________________ (“Executive”).

WHEREAS, Executive has been awarded _______ fully paid and non-assessable shares of the Common Stock of the Corporation, par value $0.10 per share (“Shares of Restricted Stock”), pursuant to the terms and conditions of the Corporation’s 2008 Omnibus Plan (“Plan”) and this Agreement; and

WHEREAS, the Shares of Restricted Stock will be held in an account at Mellon Investor Services, LLC (“Mellon”) for Executive until the shares become transferable and non-forfeitable in accordance with the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in accordance with the provisions of the Plan and this Agreement, Executive hereby agrees to the following terms and conditions:

1.	Transfer of Shares; Custody of Shares of Restricted Stock

The Corporation hereby transfers the Shares of Restricted Stock to Executive subject to the terms and conditions set forth in the Plan and in this Agreement. Effective upon the date of such transfer, Executive will be the holder of record of the Shares of Restricted Stock and will have all rights of a shareholder with respect to such shares (including the right to vote such shares at any meeting at which the holders of the Corporation's Common Stock may vote, the right to receive all dividends declared and paid upon such shares and the right to exercise any rights or warrants issued in respect of any such shares), subject only to the terms and conditions set forth in the Plan and in this Agreement. The Shares of Restricted Stock will be held in an account for Executive at Mellon, who will hold the shares in accordance with the terms and conditions set forth in the Plan and in this Agreement.

2.	Restriction Against Transfer

Neither the Shares of Restricted Stock nor any interest in the Shares of Restricted Stock may be sold, assigned, transferred, pledged or hypothecated or otherwise be disposed of or encumbered except at the time(s) and under the circumstances specifically permitted or required by this Agreement including, but not limited to, any pledge of the Shares of Restricted Stock. In the event of any attempt to effect any action in contravention of the next preceding sentence, then, any provision of this Agreement to the contrary notwithstanding, such Shares of Restricted Stock shall thereupon be forfeited to the Corporation.

3.	Forfeiture Condition

Any Shares of Restricted Stock which do not vest pursuant to the provisions of Section 4 below will be forfeited to the Corporation, as more fully provided in Section 4 below.

4.	Vesting of Shares of Restricted Stock

(a) Vesting Conditions. The vesting of the Shares of Restricted Stock will occur over a _____ -year period of time, January 1, ____ to December 31, ____ (the “Vesting Period”), unless Executive becomes 100% vested pursuant to this paragraph 4(a) or paragraphs 4(c), 4(d) or 4(e) before December 31, ____, in which case the Vesting Period shall end earlier. Within 90 days after the beginning of each calendar year during the Vesting Period, the Compensation Committee will establish a performance goal for such calendar year based upon the Corporation’s earnings per share (each such goal is hereinafter referred to as the “Performance Measure” for the applicable year of the Vesting Period). If the Performance Measure for an applicable year of the Vesting Period is attained, and if Executive remains in the continuous employ of the Corporation or a Subsidiary of the Corporation through December 31 of the applicable year of the Vesting Period, then ___% of the Shares of Restricted Stock will vest as of the date the Compensation Committee determines that the Performance Measure has been attained. Unless previously forfeited pursuant to paragraphs 4(b) or (f), or vested pursuant to paragraphs 4(c), 4(d) or 4(e), any Shares of Restricted Stock that are not vested pursuant to the provisions of this paragraph as a result of the attainment of Performance Measures and continued employment during the Vesting Period automatically will be forfeited to the Corporation.

(b) Effect of Voluntary Termination or Involuntary Termination or Suicide. If Executive’s employment with the Corporation and its Subsidiaries is terminated prior to the end of the Vesting Period: (i) by Executive voluntarily or (ii) by the Corporation or a Subsidiary involuntarily or (iii) by Executive’s death due to suicide before all Shares of Restricted Stock vest pursuant to the provisions of paragraph 4(a) above, then any Shares of Restricted Stock which are not vested at the time of such termination will be forfeited to the Corporation on the date of such termination.

(c) Effect of Death (Other Than by Suicide) or Disability. If Executive’s employment with the Corporation and its Subsidiaries terminates prior to the end of the Vesting Period by reason of Executive’s death (other than by suicide) or Disability, then any Shares of Restricted Stock which are not vested at the time of such termination will become vested automatically.

(d) Effect of [Retirement or] Leave of Absence. [If Executive’s employment with the Corporation and its Subsidiaries is terminated prior to the end of the Vesting Period by reason of Executive’s Retirement, then any Shares of Restricted Stock which are not vested on the date of Executive’s Retirement will become vested automatically. For purposes of this Agreement, “Retirement” is defined as Executive’s separation of employment after attaining age 65.] A leave of absence which is approved in writing by the Compensation Committee with specific reference to this Agreement will not be considered a termination of Executive’s employment with the Corporation and its subsidiaries for purposes of this Section 4 or any other provision of this Agreement.

(e) Change of Control. In the event of a Change of Control (as defined in Section 2.8 of the Plan) and Executive’s subsequent termination of employment within two years following the date of such Change of Control either (i) by the Corporation for any reason other than Cause or (ii) by the Executive for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Corporation’s Change of Control Plan Document, the provisions of which are incorporated herein by reference), the Shares of Restricted Stock shall become vested automatically as of the date of such employment termination.

(f) No Forfeiture of Vested Shares. Any Restricted Share which vests pursuant to the preceding provisions of this Section 4 will not thereafter be forfeited. As soon as practicable after any Shares of Restricted Stock vest pursuant to the preceding provisions of this Section 4, Mellon will transfer or deliver such shares to Executive free of any restrictions imposed pursuant to the terms and conditions set forth in this Agreement, but not necessarily free of restrictions imposed by applicable securities laws.

5.	Effect of Forfeiture

Any Shares of Restricted Stock which are forfeited to the Corporation pursuant to any provision of this Agreement will be surrendered and such shares will thereupon be canceled. All of Executive’s rights and interests in and to such shares (including the purchase price, if any, paid for such shares) will terminate upon such forfeiture without any payment of consideration by the Corporation, unless otherwise determined by the Committee.

6.	General Provisions

(a) Administration, Interpretation and Construction. The terms and conditions set forth in this Agreement will be administered, interpreted and construed by the Compensation Committee, whose decisions will be final, conclusive and binding on the Corporation, on Executive and on anyone claiming under or through the Corporation or Executive. Without limiting the generality of the foregoing, any determination as to whether an event has occurred or failed to occur which causes the Shares of Restricted Stock to be forfeited pursuant to the terms and conditions set forth in this Agreement, will be made in the good faith but absolute discretion of the Compensation Committee. By accepting the transfer of Shares of Restricted Stock, Executive irrevocably consents and agrees to the terms and conditions set forth in this Agreement and to all actions, decisions and determinations to be taken or made by the Compensation Committee in good faith pursuant to the terms and conditions set forth in this Agreement.

(b) Withholding. The Corporation will have the right to withhold from any payments to be made to Executive (whether under this Agreement or otherwise) any taxes the Corporation determines it is required to withhold with respect to Executive under the laws and regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign, in connection with this Agreement, including, without limitation, taxes in connection with the transfer of Shares of Restricted Stock or the lapse of restrictions on Shares of Restricted Stock. Failure to submit any such withholding taxes shall be deemed to cause otherwise lapsed restrictions on Shares of Restricted Stock not to lapse.

(c) Rights Not Assignable or Transferable. No rights under this Agreement will be assignable or transferable other than by will or the laws of descent and distribution, either voluntarily, or, to the full extent permitted by law, involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature except as otherwise provided in this Agreement. Executive’s rights under this Agreement will be exercisable during Executive’s lifetime only by Executive or by Executive’s guardian or legal representative.

(d) Terms and Conditions Binding. The terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of the Corporation, its successors and assigns, including any assignee of the Corporation and any successor to the Corporation by merger, consolidation or otherwise, and Executive, Executive’s heirs, devisees and legal representatives. In addition, the terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of Mellon and its successors and assigns.

(e) No Employment Rights. No provision of this Agreement or the Plan will be deemed to confer upon Executive any right to continue in the employ of the Corporation or a Subsidiary or will in any way affect the right of the Corporation or a Subsidiary to dismiss or otherwise terminate Executive’s employment at any time for any reason with or without cause, or will be construed to impose upon the Corporation or a Subsidiary any liability for any forfeiture of Shares of Restricted Stock which may result under this Agreement if Executive’s employment is so terminated.

(f) No Liability for Good Faith Business Acts or Omissions. Executive recognizes and agrees that the Compensation Committee, the Board, or the officers, agents or employees of the Corporation and its Subsidiaries, in their oversight or conduct of the business and affairs of the Corporation and its Subsidiaries, may in good faith cause the Corporation or a Subsidiary to act, or to omit to act, in a manner that may, directly or indirectly, prevent the Shares of Restricted Stock from vesting. No provision of this Agreement will be interpreted or construed to impose any liability upon the Corporation, a Subsidiary, the Compensation Committee, Board or any officer, agent or employee of the Corporation or a Subsidiary, for any forfeiture of Shares of Restricted Stock that may result, directly or indirectly, from any such action or omission.

(g) Recapitalization. In the event that Executive receives, with respect to Shares of Restricted Stock, any securities or other property (other than cash dividends) as a result of any stock dividend or split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares or a similar corporate change, any such securities or other property received by Executive will likewise be held by Mellon and be subject to the terms and conditions set forth in this Agreement and will be included in the term "Shares of Restricted Stock."

(h) Appointment of Agent. By accepting the transfer of Shares of Restricted Stock, Executive irrevocably nominates, constitutes, and appoints Mellon as Executive’s agent for purposes of surrendering or transferring the Shares of Restricted Stock to the Corporation upon any forfeiture required or authorized by this Agreement. This power is intended as a power coupled with an interest and will survive Executive’s death. In addition, it is intended as a durable power and will survive Executive’s disability.

(i) Legal Representative. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to Executive’s heirs or devises.

(j) Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

(k) Plan Governs. The Shares of Restricted Stock are being transferred to Executive pursuant to and subject to the Plan, a copy of which is available upon request to the Corporate Secretary of the Corporation. The provisions of the Plan are incorporated herein by this reference, and all capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan. The terms and conditions set forth in this Agreement will be administered, interpreted and construed in accordance with the Plan, and any such term or condition which cannot be so administered, interpreted or construed will to that extent be disregarded.

(l) Complete Agreement. This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or incorporated by reference.

(m) Amendment; Modification; Waiver. No provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Compensation Committee and shall be agreed to in writing, signed by Executive and by an officer of the Corporation duly authorized to do so. No waiver by either party hereto of any breach by the other party of any condition or provision set forth in this Agreement to be performed by such other party will be deemed a waiver of a subsequent breach of such condition or provision, or will be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

(n) Governing Law. The validity, interpretation, performance and enforcement of the terms and conditions set forth in this Agreement will be governed by the laws of the State of Georgia, the state in which the Corporation is incorporated, without giving effect to the principles of conflicts of law of that state.

(o) Hold Until Retirement Provision. Executive agrees to retain ownership of at least 50% of the Corporation’s common stock acquired by Executive upon the vesting of the Shares of Restricted Stock, after taxes and transaction costs, until Executive’s retirement or other separation of employment.

The Corporation has issued the Shares of Restricted Stock in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, Executive hereby agrees to the foregoing terms and conditions of the Shares of Restricted Stock.

IN WITNESS WHEREOF, Executive has set Executive’s hand and seal, effective as of the date and year set forth above.

______________________________________(L.S.)

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